Exhibit 10.12

September 11, 2023

Stephen Mahoney

Dear Steve:

The purpose of this letter agreement (“Agreement”) is to confirm the terms of your separation of employment from Magenta Therapeutics, Inc. (“Magenta” or the “Company”)1. The Consideration being offered below is contingent on your agreement to and compliance with the provisions of this Agreement. This Agreement shall be effective on the eighth (8th) day after you sign it (the “Effective Date”), at which time it shall become final and binding on all parties.

1. Separation. Your employment with Magenta shall end effective on the date of and after the merger with Dianthus Therapeutics, Inc. becomes effective pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) by and among Magenta, Dio Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Magenta and Dianthus Therapeutics, Inc. (the “Separation Date”). You acknowledge that from and after the Separation Date, you shall have no authority to represent yourself as an employee of Magenta, and you agree not to represent yourself in the future as an employee or agent of Magenta.

a.
Final Wages. On or about the Separation Date, the Company will pay you your final pay for wages earned through the Separation Date in accordance with applicable law.
b.
Group Medical, Dental, and Vision Plans. Regardless of whether you sign this Agreement, if you and/or your dependents are enrolled in Company-sponsored medical, dental and/or vision plans, coverage for you and any enrolled dependents will end on the September 30, 2023. By executing this Agreement, you acknowledge and agree that after the Separation Date, you will not be eligible to continue coverage under the Company’s group health plans pursuant to the Federal Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) as such plans are being terminated on the Separation Date, with coverage ending on September 30, 2023.
c.
Incentive Bonus. Pursuant to your March 1, 2023 Incentive Bonus Agreement, within thirty (30) days after the Separation Date you will receive a payment of $539,134.34 (less all required payroll taxes and withholdings).

1 Except for the obligations set forth in Section 2, which shall be solely the obligations of Magenta, whenever the terms “Magenta Therapeutics, Inc.,” “Magenta” or the “Company” are otherwise used in this Agreement (including, without limitation, Section 6), it shall be deemed to include Magenta Therapeutics, Inc. and any and all of its investors, divisions, affiliates, successors (including Dianthus Therapeutics, Inc. and Dianthus Therapeutics OpCo, Inc.), and subsidiaries and all related entities, and its and their directors, officers, employees, agents, successors and assigns.

2.
Consideration. If you sign and do not rescind this Agreement as set forth in Section 6(e) below, after the Separation Date, Magenta will provide you with the following severance pay and benefits (the “Consideration”) as set forth in your Amended and Restated Employment Agreement with the Company dated March 3, 2022 (the “Employment Agreement”):
a.
a total of $627,200.11 (less all required payroll taxes and withholdings) (the “Severance Amount”), which is equivalent to the sum of twelve (12) months (the “Severance Period”) of your base salary and one-hundred percent (100%) of your 2023 Target Incentive Compensation as defined in your Employment Agreement, which will be paid in a single, lump sum within fifteen (15) days after January 1, 2024 (but in any event not prior to January 1, 2024);
b.
since you will not be able to elect COBRA continuation coverage, provide you with a separate payment of $63,000.00 (less all required payroll taxes and withholdings), which is intended to offset medical, dental and vision insurance premiums for a period of twelve (12) months (plus 25% to help offset any tax liability associated with such payment), which will be paid in a single, lump sum within fifteen (15) days after January 1, 2024 (but in any event not prior to January 1, 2024); and
c.
outplacement services for a period of forty-five (45) days with a provider chosen by Magenta and at Magenta’s expense, with such services to begin at a time of your choosing but in no event later sixty (60) days after the Effective Date.
3.
Equity. You acknowledge and agree that, in accordance with the Merger Agreement and subject to your continued employment through the Separation Date, (i) the vesting and exercisability of each unexpired, unexercised and unvested Magenta stock option held by you will be accelerated in full as of immediately prior to the Effective Time (as defined in the Merger Agreement), (ii) each Magenta stock option that has an exercise price per share equal to or less than $2.00 and is unexpired and unexercised as of the Effective Time will remain outstanding and unexercisable until the three year anniversary of the Closing Date (as defined in the Merger Agreement) (or, if earlier, the original expiration date of such Magenta stock option), and (iii) the vesting of each outstanding and unvested Magenta restricted stock unit that vests solely on the basis of time will be accelerated in full effective as of immediately prior to the Effective Time (collectively, the “Equity Acceleration and Option Extension”). Subject to such Equity Acceleration and Option Extension, your Magenta stock options and other stock-based awards shall remain subject to the existing terms and conditions of the Magenta Therapeutics, Inc. 2016 Stock Option and Grant Plan or the Magenta Therapeutics, Inc. 2018 Stock Option and Incentive Plan, as applicable, and any applicable award agreement (collectively the “Equity Documents”).
4.
Acknowledgements. You acknowledge and agree that signing this Agreement is a condition for receipt of such Consideration. The Consideration is not intended to and shall not be construed to constitute a severance plan and shall confer no benefit on anyone other than the parties hereto. You further acknowledge and agree that except for (i) the specific Consideration set forth in this Agreement, (ii) earned but unpaid regular wages earned through the Separation Date which is being or has been provided to you; and (iii) reasonable and documented business expenses incurred by you on behalf of the Company which are timely submitted for reimbursement, you have been paid all wages, commissions, bonuses, incentives, paid time off (including but not limited to vacation pay, holiday pay, earned paid sick time, or any other paid time off), family and medical leave, equity or stock, phantom units, or any other form of compensation or benefit that may be due to you now or which would have been due to you in the future in connection with your employment with or separation of employment with the Company.
5.
Confidentiality, Additional Acknowledgements and Other Obligations. You expressly acknowledge and agree to the following:
a.
That you immediately shall return to Magenta all Magenta property including, without limitation, keys, computer access codes, Company files and documents, and any copies thereof (including, without limitation, financial plans, management reports, and other similar documents and information), and that you will abide by any and all common law and/or statutory obligation relating to the protection and non-disclosure of Magenta’s trade secrets and/or confidential and proprietary documents and information. Consistent with applicable law, the Company is providing you with the Notice of Immunity set forth in Exhibit A.
b.
That you remain obligated to and will comply with any existing agreements or covenants you have with the Company, including (without limitation) any confidentiality, non-solicitation and/or intellectual property assignment agreement (the “Existing Agreement(s)”), the terms of which are hereby incorporated into this Agreement by reference; provided that, to the extent any post-employment non-competition covenant contained in any such agreement is enforceable, it is hereby waived by the Company. For the avoidance of doubt, all other covenants contained in the Existing Agreement(s) shall remain in full force and effect, including (without limitation) covenants of non-disclosure and customer and personnel non-solicitation and non-dealing, and covenants requiring you to assign any intellectual property rights to the Company.
6.
Release of Claims. You hereby acknowledge and agree that by signing this Agreement and accepting the Consideration, you are waiving your right to assert any Claim (as defined below) against Magenta arising from acts or omissions that occurred on or before the Effective Date of this Agreement. Please note the definition of Magenta contained in footnote 1 of this Agreement. You agree that you are making this release of Claims on behalf of yourself, your representatives, agents, estate, heirs, attorneys, insurers, servants, spouse, executors, administrators, successors, and assigns, and any other person, entity, and (to the extent allowed by law) government agency acting on your behalf.
a.
Your waiver and release is intended to bar any form of legal claim, lawsuit, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking money or any other form of relief, including but not limited to equitable relief (whether declaratory, injunctive or otherwise), damages or any other form of monetary recovery (including but not limited to back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs). You understand that there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination of your employment, and you agree that such Claims are included in this waiver and release. You specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination of your employment, including without limitation Claims under any statute, ordinance, regulation, executive order, common law, constitution and/or other source of law of any state, country and/or locality (collectively and individually referred to as “Law”), including but not limited to the United States and the Commonwealth of Massachusetts.
b.
Without limiting the foregoing general waiver and release, except for Claims resulting from the failure of the Company to perform its obligations under this Agreement, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation:
(i)
Claims under any Law concerning discrimination, harassment, retaliation, or other fair employment practices, including, but not limited to, the Massachusetts Anti-Discrimination and Anti-Harassment Law (Mass. Gen. L. ch. 151B), the Massachusetts Sexual Harassment Law (Mass. Gen. L. ch. 214, § 1C), the Massachusetts Equal Pay Act (Mass. Gen. L. ch. 149, § 105A), the Massachusetts Civil Rights Act (Mass. Gen. L. ch. 12, §§ 11H, 11I), the Massachusetts Equal Rights Act (Mass. Gen. L. ch. 93, §§ 102, 103, Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), 42 U.S.C. § 1981, the Americans with Disabilities Act (the “ADA”) (42 U.S.C. § 12101 et seq.), the Pennsylvania Human Relations Act (43 P.S. § 951 et seq.), the New Jersey Law Against Discrimination (N.J.S.A. 10:5-1 et seq.), the New Jersey Conscientious Employee Protection Act (N.J.S.A. 34:19-1 et seq.), the Age Discrimination in Employment Act (the “ADEA”) (29 U.S.C. § 621 et seq.), the Older Workers Benefits Protection Act (“OWBPA”) (29 U.S.C. § 621 et seq.), and the Genetic Information Nondiscrimination Act of 2008 (“GINA”) (42 C.F.R. § 2000ff et seq.), each as they may have been amended through the Effective Date of this Agreement;
(ii)
Claims under any Law relating to wages, hours, whistleblowing, leaves of absence or any other terms and conditions of employment including, but not limited to, the Massachusetts Payment of Wages Law (Mass. Gen. L. ch. 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety, Massachusetts General Laws Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions), the Massachusetts Privacy Act (Mass. Gen. L. ch. 214, § 1B), the Massachusetts Paid Family and Medical Leave Act (“PFML”) (Mass. Gen. L. ch. 175M), the Fair Labor Standards Act (“FLSA”) (29 U.S.C. § 201 et seq.), the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601 et seq.), the New Jersey Family Leave Act (N.J.S.A. 34:11B-1 et seq.), the New Jersey Temporary Disability Leave Law (N.J.S.A. 43:21-25 et seq.), the New Jersey Equal Pay Act (N.J.S.A. 34:11-56.2 et seq.), the New Jersey Wage Payment Law (N.J.S.A. 34:11-4.1 et seq.), the New Jersey Wage and Hour Law (N.J.S.A. 34:11-56a et seq.), and the Worker Adjustment and Retraining Notification (WARN) Act (42 U.S.C. § 2601 et seq.), each as they may have been amended through the Effective Date of this Agreement. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other Laws;

(iii)
Claims under any local, state or federal common law theory including, without limitation, any Claim for breach of contract, implied contract, promissory estoppel, quantum meruit, or any Claim sounding in tort;
(iv)
Claims arising under the Employment Agreement or any of the Company’s policies or benefit plans; and
(v)
Claims arising under any other Law or constitution.
c.
You specifically and expressly acknowledge that this Agreement is intended to include and extinguish all claims, known and unknown, which exist up to and including the Effective Date of this Agreement and which arise from or are in any related to your employment with Company or separation from employment and that no possible claim against Magenta would materially affect or change your complete and voluntary acceptance of this Agreement, even if such claim were unknown at the Effective Date of this Agreement and discovered after that Effective Date.
d.
You represent and agree that (i) the payments and benefits set forth in this Agreement, together with payments and benefits previously provided to you, are complete payment, settlement, accord and satisfaction with respect to all obligations and liabilities of Magenta to you, and with respect to all claims, causes of action and damages that could be asserted by you against Magenta regarding your employment with, change in employment status with, and/or termination from employment, including, without limitation, all claims for wages, salary, commissions, vacation pay, draws, car allowances, incentive pay, bonuses, business expenses, paid time off, earned sick time, paid family and medical leave, stock and stock options, severance pay, attorneys’ fees, compensatory damages, exemplary damages, or other compensation, benefits, costs or sums; (ii) you have no known workplace injuries or occupational diseases and that you either have been provided or you have not been denied any leave requested under the Family and Medical Leave Act and/or the Massachusetts Paid Family and Medical Leave Act; and (iii) you have not complained of and you are not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by Magenta.
e.
Because you are over 40 years of age, you are granted specific rights under the Older Workers Benefit Protection Act (“OWBPA”) and the Age Discrimination in Employment Act (“ADEA”), which prohibits discrimination on the basis of age. The release set forth in this Section 6 is intended to release any rights you may have against the Company alleging discrimination on the basis of age. Consistent with the OWBPA, you have forty-five (45) days to consider and accept the provisions of this Agreement, and any changes to this Agreement, whether material or immaterial, will not restart the running of this 45-day period. In addition, you may rescind your assent to this Agreement if, within seven (7) days after the date you sign this Agreement, you email a written notice of rescission to Thomas Beetham, Chief Legal Officer, at , with a copy to Michael Patrone of Goodwin Procter LLP, at . You also are being provided with certain information, in the chart attached as Exhibit B, pertaining to the ages and job titles of employees in the relevant decisional unit who are affected and who are not affected by the reduction in force.

f.
Notwithstanding anything to the contrary in this Section 6, this release does not limit any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.
g.
In addition, nothing in this Agreement shall waive, release, or discharge: (i) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, the Massachusetts Commission Against Discrimination, or other federal or state administrative or regulatory agencies, although you waive any right to monetary relief related to any filed charge or complaint; (ii) any right to report possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation; (iii) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers' compensation; (iv) indemnification rights you have or may have against the Company; (v) any right to file an unfair labor practice charge under the National Labor Relations Act; any; and (vi) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements. You also acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Consideration provided for in this Agreement.
h.
Breach of Section 5 or 6 . In addition to any other remedies set forth in this Agreement, a breach by you of any of your obligations set forth in Sections 5 or 6 of this Agreement shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to Magenta, shall entitle Magenta to cease any further payment of Consideration and to recover any Consideration paid to you under Section 2 of this Agreement, to the extent allowed by law.
i.
You represent that you have not filed or asserted any cause of action, claim, charge or other action or proceeding against the Company, and to the best of your knowledge, no other person, organization, or entity has done so on your behalf.
7.
Unemployment Benefits. You may seek unemployment benefits as a result of the termination of your employment from the Company. Decisions regarding eligibility for and amounts of unemployment benefits are made by the applicable state unemployment agency, not by the Company. The Company agrees to provide any and all requested or necessary documents to enable you to seek unemployment benefits.
8.
Cooperation.

a. During the Severance Period, you agree to make yourself available to the Company, upon reasonable notice, to assist the Company in any matter relating to the services performed by you during your employment with the Company including, but not limited to, transitioning your duties to others.

b. During the Severance Period and thereafter, you further agree to cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought or threatened in the future against or on behalf of the Company or its successor(s), including any claim or action against its and their directors, officers and employees. Your cooperation in connection with such claims or actions shall include, without limitation, your being reasonably available (in a manner that does not unreasonably interfere with any employment obligations you may have) to speak or meet with the Company to prepare for any proceeding, to provide truthful affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting the Company.

9.
Entire Agreement/Choice of Law/Enforceability/Jury Waiver/Severability. You hereby acknowledge and agree as follows:
a.
Except for the Existing Agreements and Equity Documents (as each are amended herein), this Agreement supersedes any and all other prior oral and/or written agreements, and sets forth the entire agreement between you and Magenta. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.
b.
This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles. Both parties agree that any action, demand, claim or counterclaim relating to (a) your employment and separation of your employment, and (b) the terms and provisions of this Agreement or to its breach, shall be commenced only and exclusively in the Commonwealth of Massachusetts in a court of competent jurisdiction, and shall be resolved by a judge alone. Both parties hereby waive and forever renounce the right to a trial before a civil jury.
c.
The terms of this Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining terms and conditions shall be enforced in full; except that if your release of claims pursuant to Section 6 is determined to be unenforceable, in whole or part, the Company will have the option, in its sole discretion, to either (a) declare the entire Agreement null and void and require you to refund the Consideration paid pursuant to this Agreement to the Company or (b) enforce the portions of the Agreement not found to be unenforceable.

Knowing and Voluntary Acknowledgment. You specifically agree and acknowledge that:

a.
You have read this Agreement in its entirety and understands all of its terms;
b.
By this Agreement, you have been advised to consult with an attorney before executing this Agreement and have consulted with such counsel as you deemed necessary;

c.
You knowingly, freely, and voluntarily assent to all of this Agreement's terms and conditions including, without limitation, the waiver, release, and covenants contained in it;
d.
Neither Magenta nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement;
e.
You are signing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled; and
f.
You are not waiving or releasing rights or claims that may arise after the Effective Date of this Agreement.

If you agree to the terms of this Agreement, please sign, date and return the enclosed copy of this Agreement to me by email at a within the time frame set forth above but in no event prior to the Separation Date.

Very truly yours,

/s/ Thomas Beetham

Name: Thomas Beetham

Title: Chief Legal Officer

Accepted and Agreed to Under Seal:

/s/ Stephen Mahoney

Stephen Mahoney

Dated: September 11, 2023